UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CommonWealth REIT
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On January 6, 2014, CommonWealth REIT issued the following press release and sent the following letter to Mr. Keith Meister:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Adds Independent Trustees Ann Logan

and Ronald Artinian to the Board

Board Invites Keith Meister of Corvex to Join the CWH Board

Board Adopts Minimum Share Ownership Policy for Board Members

Newton, MA (January 6, 2014): CommonWealth REIT (NYSE: CWH) today made several announcements concerning its Board of Trustees, as follows:

Appointment of New Independent Trustees:

CWH today announced the appointments of Ms. Ann Logan and Mr. Ronald Artinian as Independent Trustees to the CWH Board of Trustees.  Both of these new Independent Trustees were identified by the search firm Korn / Ferry International and were recommended to join the Board by CWH’s Nominating & Governance Committee, which is comprised solely of Independent Trustees.  Neither of these individuals have any prior relationship with CWH, the CWH Board or CWH’s management.  With these appointments, the CWH Board now consists of seven members, five of whom are Independent Trustees.

Ms. Logan joins the CWH Board with substantial public company board experience and senior executive experience in the real estate industry.  Ms. Logan previously served as an Independent Director of PHH Corporation (NYSE: PHH) between 2005 and 2010.  While on the Board of PHH, Ms. Logan served as Chair of the Finance and Risk Committee as well as a member of the Audit and Compensation Committees. Until 2000, Ms. Logan worked at Fannie Mae, where she served as Executive Vice President, in charge of the firm’s $1 trillion single family mortgage business between 1998 and 2000, and as Fannie Mae’s Chief Credit Officer between 1993 and 1998.  Ms. Logan left Fannie Mae before it began making investments in subprime residential mortgages.  Previously, Ms. Logan held positions with Standard and Poor’s Corporation and the United States Senate Judiciary Committee.  Ms. Logan also currently serves on the Boards of Trustees of Bryn Mawr College, the Georgetown Preparatory School and the Washington Middle School for Girls.  Ms. Logan has an A.B. from Bryn Mawr College and a M.B.A. from Columbia University.

Mr. Artinian joins the CWH Board as a long tenured independent director of public companies and an accomplished investment banker.  Since 2006, Mr. Artinian has served on the Board of Trustees of the Reserve Funds, a group of public mutual funds.  One of these funds, the Reserve Primary Fund, a money market fund with approximately $62 billion of assets, experienced a decline in net asset value to less than

$1.00 per share because of the bankruptcy of Lehman Brothers in September 2008.  Mr. Artinian subsequently became the Lead Independent Trustee of the Reserve Funds.  While serving as Lead Independent Trustee, the Independent Trustees voted to replace the existing external manager with a new manager to liquidate the funds.  The Reserve Primary Fund has successfully returned more than 99% of investors’ historical invested capital to date.  Since 1992, Mr. Artinian also has served on the Board of Trustees of First Real Estate Investment Trust of New Jersey, a small publicly owned REIT, where he is currently Chair of the Audit Committee and a member of the Executive and Compensation Committees.  Mr. Artinian previously served on the Board of Directors as well as a member of the Audit and Finance Committees of NYMAGIC, INC, a NYSE listed insurance holding company, and on the Board of Directors and a member of the Audit Committee of Laser Mortgage Management, Inc., a NYSE listed specialty finance company that primarily invested in mortgage loans.  During a career on Wall Street that lasted more than 25 years, Mr. Artinian spent the majority of his time at Lehman Brothers and Smith Barney as a senior executive.  Mr. Artinian has a B.A. from the University of Pennsylvania and a M.B.A. from the Wharton School of Business.

Board Invites Mr. Keith Meister of Corvex to Join the Board:

As previously announced, in addition to the appointments of Ms. Logan and Mr. Artinian, the CWH Board expects to increase the ratio of Independent Trustees to total Trustees to at least 75% by adding one more Independent Trustee and increasing the size of the Board to eight members.  In furtherance of this goal and in an effort to resolve CWH’s ongoing disputes with Corvex Management LP, or Corvex, and Related Fund Management, LLC, together, Corvex/Related, the Nominating & Governance Committee of the CWH Board today sent a letter to Mr. Keith Meister of Corvex inviting him to join the Board as an Independent Trustee.  A copy of the letter is attached to this press release.

Board Adopts Minimum Share Ownership Policy for Board Members:

Simultaneous with the appointments of Ms. Logan and Mr. Artinian, the CWH Board also approved changes to CWH’s Governance Guidelines to provide for minimum share ownership by Board members.  Within five years of joining the CWH Board, a Trustee is expected to accumulate and to continue to own at least 20,000 CWH common shares, which is equivalent to owning approximately $463,000 worth of CWH common shares (based on January 3, 2014 closing price of $23.15 per share) or about five times the total current annual compensation received for serving as an Independent Trustee.  This change is intended to further align the interests of Trustees with CWH shareholders.

Board Statement:

The CWH Board issued the following statement regarding today’s announcements:

“The Board continues to move forward to effect changes at CWH in response to shareholder suggestions.  The appointments of Ms. Logan and Mr. Artinian add a wealth of perspective and experience to the Board and move CWH closer to the previously announced goal of increasing the ratio of Independent Trustees to total Trustees to at least 75%.”

“The Board believes that, if he agrees to serve, the addition of Keith Meister to the Board would add further diversity of experience to the Board, achieve a ratio of Independent Trustees to total Trustees of 75% and bring an end to the expense and distraction caused by the disputes between CWH and Corvex/Related.  Mr. Meister’s participation as a Board member will also allow him to collaborate with the Board to create value for all shareholders.”

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S AND ITS BOARD’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Corvex/Related.  On December 26, 2013, CWH filed a revised preliminary consent revocation statement with the Securities and Exchange Commission, or SEC, in response to the Corvex/Related solicitation.  CWH will furnish a definitive consent revocation statement to its shareholders, together with a WHITE consent revocation card when available.  SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the preliminary consent revocation statement and other materials to be filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the consent revocation statement and any other documents (when available) filed by CWH with the SEC in connection with the Corvex/Related solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting the CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Media Contacts:

Joele Frank Wilkinson Brimmer Katcher

Andrew Siegel/Jonathan Keehner

212-355-4449

Or

Investor Contact:

Timothy A. Bonang, 617-796-8222

Vice President, Investor Relations

www.cwhreit.com

January 6, 2014

Mr. Keith Meister

Founder & Managing Partner

Corvex Management LP

712 Fifth Ave, 28th Floor

New York, NY 10019

Dear Mr. Meister:

On behalf of the CommonWealth REIT Nominating & Governance Committee and the entire CWH Board of Trustees, I extend an invitation to you to join the CWH Board as an Independent Trustee.

You have been a shareholder of CWH for almost a year.  During this time, you have made numerous requests regarding changes at CWH.  Over the last several months, the CWH Board has implemented many of the suggestions made by you and other CWH shareholders.  The goal of CWH’s Board is to create value for all CWH shareholders.  You operate an activist hedge fund with a goal of making money for your investors by becoming actively involved in the management of the public companies in which you invest.  We believe these goals are complementary, not adversarial.  Accordingly, the only condition to this offer is that you enter a customary “stand-still” agreement to cease hostile activities against CWH and the Board while you serve as a Trustee of CWH.

The CWH Nominating & Governance Committee and Board believe that you would be the best representative of the Corvex/Related group to serve on the CWH Board because the principals of the Related Companies have a very troubling history of service on boards of publicly traded real estate companies.  When Mr. Blau served on the board of American Mortgage Acceptance Company, or AMAC, and when Messrs. Blau and Ross served on the board of Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Co., or “CharterMac”), it ended very badly for shareholders with a bankruptcy and a de-listing from the NYSE, respectively.  Even though shareholders did poorly when Messrs. Blau or Ross served as board members of these companies, the Related Companies greatly benefited.  At AMAC, they caused that public company to make large mezzanine loans (in aggregate amounts in excess of 50% of AMAC’s equity market capitalization at the time) to other businesses of the Related Companies.  These loans soon defaulted, making them worthless, and AMAC declared bankruptcy a short time later.  At CharterMac, while Ross was on the board (and just before Blau joined) they caused that public company to agree to pay the Related Companies or its affiliates about $340 million to internalize management.  After this internalization, CharterMac suffered a spiral of operating losses, 98% negative total return for shareholders and a de-listing from the NYSE.  Based on this track record, we do not think representation by the Related Companies on the CWH Board would be in the best interests of shareholders.

We hope you agree that it is time for the fighting to end and for you to join the CWH Board to collaborate with us on value creation for all CWH shareholders.  The entire Board looks forward to working with you constructively, and we believe that our common goal of making money for all CWH shareholders will outweigh our past differences.  We also understand that you have entered an agreement with the Related Companies regarding your investment in CWH, and we are hopeful that you will be able to obtain any necessary release in order to accept our invitation.

We look forward to your response and to working with you for the benefit of all CWH shareholders.

Sincerely,

Joseph Morea

Chair, Nominating & Governance Committee

CommonWealth REIT Board of Trustees

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Corvex/Related.  On December 26, 2013, CWH filed a revised preliminary consent revocation statement with the Securities and Exchange Commission, or SEC, in response to the Corvex/Related solicitation.  CWH will furnish a definitive consent revocation statement to its shareholders, together with a WHITE consent revocation card when available.  SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the preliminary consent revocation statement and other materials to be filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the consent revocation statement and any other documents (when available) filed by CWH with the SEC in connection with the Corvex/Related solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting the CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Media Contacts:

Joele Frank Wilkinson Brimmer Katcher

Andrew Siegel/Jonathan Keehner

212-355-4449

Or

Investor Contact:

Timothy A. Bonang, 617-796-8222

Vice President, Investor Relations

www.cwhreit.com